Exhibit 2.36

DEBT ASSIGNMENT AGREEMENT

This Debt Assignment Agreement (the "Agreement") is made this 27th day of August, 2015, by and between Toledo Advisors LLC (the "Buyer'') and F&S Capital Partners Ltd. (the "Seller'').

       1.      PURCHASE AND SALE OF THE CONVERTIBLE NOTE

Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), the Seller hereby sells, assigns and transfers to the Buyer, and the Buyer agrees to purchase from the Seller the "Transferred Rights" of the Seller and all rights confined thereto, which are to the best of the parties' thereto knowledge, free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description. Transferred Rights shall mean all rights with respect to United States Dollars three hundred thousand (US$ 350,000.00) in principal and accrued interest (the "Assigned Portion") under the convertible promissory note in the amount of United States Dollars one million one hundred thousand (US$ 1,100,000.00) issued by NewLead Holdings Ltd. (hereinafter referred to as the "Borrower" or the "Company") on August 18, 2014, a true and correct copy of which has been provided to New Venture Attorneys P.C. (the "Note"). By its signatures hereto, the Borrower accepts the assignment of the Transferred Rights to the Buyer and agrees that the Buyer may convert the Transferred Rights into shares of the Company's common stock.

        2.     CONSIDERATION

The purchase price for the Assigned Portion of the Note shall be the Buyer's payment of a total of United States Dollars three hundred thousand (US$ 3SO,OOO.OO) (the "Purchase Price") to the Seller less United States Dollars seventeen thousand five hundred (US$ 17,500.00) in legal fees and less further fees of $17,500.00 to Brighton Capital Ltd. for a net total of United States Dollars three hundred fifteen thousand (US$ 315,000.00) to the Seller as more fully set forth below.

        3.    CLOSING

The closing of the transactions contemplated by this Agreement (collectively described as the "Closing") shall take place as follows. At the first closing, which shall occur upon the delivery of converted shares into the brokerage account of the Buyer, the Buyer shall pay the Seller the sum of United States Dollars fifty thousand (US$ 50,000.00) less United States Dollars two thousand (US$ 2,500.00) in legal fees to New Venture Attorneys and less a further $2,500.00 in fees to Brighton Capital Ltd. (the "First Closing"). Once the Buyer has fully converted that $50,000.00, then, prior to each subsequent closing, the Buyer shall deposit another $50,000.00 into a trust account maintained by New Venture Attorneys P.C. For each subsequent closing, at such time as the Buyer has converted another $50,000.00 in principal of the Note and has either (i) received gross proceeds of at least $50,000.00 from the $50,000.00 conversion, or (ii) fully converted the $50,000.00 but received amounts less than $50,000.00, then it shall instruct New Venture Attorneys P.C. to release the $50,000.00 in funds to the Seller (or such lesser amount if the full conversion of the $50,000.00 resulted in gross proceeds of less than $50,000.00). This process will be repeated until the Buyer has purchased and the Seller has sold the United States Dollars three hundred fifty thousand (US$ 350,000.00) of the Note. The funds shall be wired as set forth in Exhibit A. Notwithstanding the foregoing, the Buyer shall not be obligated to purchase any additional $50,000 portions of the Note if (i) the Common Stock of the Company has a closing bid price of less than $0.0001 for 10 consecutive trading days or more, or (ii) the Common Stock of the Company is halted for 5 or more consecutive trading days or (iii) the Company is unable to refresh the reserve needed for each $50,000.00 drawdown in the amount reasonable requested by the Buyer (not more than three (3) times the discounted value of the $50,000.00 drawdown). The Buyer shall deduct legal fees of $2,500.00 and third party fees of United States Dollars five thousand (US$ 5,000.00) to Brighton Capital Ltd. from each $50,000.00 payment.

        4.      REPRESENTATIONS AND WARRANTIES OF SELLER The Seller hereby represents and warrants to the Buyer as follows:

4.1     Status of the Seller and the Note. The Seller is the beneficial owner of the Note, and the Note is free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims. The Note is currently outstanding and the Seller is informed by Company that the Note represents a bona fide debt obligation of the Company.

4.2    Authorization: Enforcement. It is hereby certified that (i) the Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to sell the Note, in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby (including, without limitation, the sale of the Note to the Buyer) have been duly authorized by the Seller and no further consent or authorization of the Seller or its members is required, (iii) this Agreement has been duly executed and delivered by the Seller, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited from time to time by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

4.3     No Conflicts.     The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (including, without limitation, the sale of the Partial Replacement Note, as defined herebelow, to the Buyer) will not (i) conflict with or result in violation of any provision of its certificate of formation or other organizational documents, or (ii) violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which the Seller is a party, or (iii) result in violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Seller are subject) applicable to Seller or the Note is bound or affected. The Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

4.4     Title: Rule 144 Matters. Seller has a good and marketable title to the Note, free and clear of all liens, restrictions, pledges and encumbrances of any kind. Seller is not an "Affiliate" of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as has from time to time been amended (the "1933 Act"), as such Buyer will be able to track the holding period of the Seller.

4.5     Consent of the Company.

(i)     The Company, as evidenced by its signature at the end of this Agreement, hereby represents and warrants that, upon delivery to the Company of the Note, the Company shall promptly cause to be issued to and in the name of Buyer one new executed note in the aggregate amount of $350,000 but otherwise having the same terms (including,but not necessarily limited to, referring to the original issue date) as in the Note (the "Partial Replacement Note"). The Partial Replacement Note may contain the same restrictive legend as provided in the Note, but no stop transfer order. The Partial Replacement Note is currently outsta nding in its entire amount, and represents a bona fide debt obligation of the Company.

(ii)   The signature by the Company also represents the Company's agreement to treat Buyer as a party to, and having all the rights of the Se lier with respect to the Transferred Rights.

5.     REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE BUYER. The Buyer hereby represents warrants and acknowledges to the Seller as follows:

5.1     Sophisticated Investor. The Buyer has sufficient knowledge and experience of financial and business matters, is able to evaluate the merits and risks of the partial purchase of the Note and has had substantial experience in previous private and public purchases of securities.

5.2     Authorization: Enforcement. (i) Buyer has all requisite corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby and to purchase the Partial Replacement Note, in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Buyer and the consummation by it of the transactions contemplated hereby (including, without limitation, the purchase of the Note by the Buyer) have been duly authorized by the Buyer and no further consent or authorization of the Buyer or its members is required, (iii) this Agreement has been duly executed and delivered by the Buyer, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of any creditors' rights and remedies or by other equitable principles of general application.

5.3     No Conflict. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of its certificate of formation or other organizational documents, or (ii) violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become an event of default) under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which the Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, Judgment or decree (Including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Buyer is subject) applicable to the Seller, or (iv) the Note is bound or affected. The Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental or regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

        6.     MISCELLANEOUS

6.1     Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the Company and any other party hereto, Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by any reason of this Agreement.

6.2     Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person,or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail,postage prepaid, return receipt requested, to the party to which the same is so given or made,at the following addresses (or such others as shall be provided in writing hereafter):

        (a)   If to the Buyer to: Toledo Advisors, LLC

641 5th Street

Lakewood, NJ 08701

USA

        (b)   If to the Seller to:

F&S Capital Partners, Ltd.

90 Main Street, Road Town, Tortola BVI

6.3     Entire Agreement. This Agreement constitutes the entire and only agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral and written, between the parties hereto with respect to the subject matter of this Agreement.

6.4     Further Assurances. Following the Closing, upon request by either party, the other party shall execute, acknowledge and deliver, without further consideration, any such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and all other documents, and shall take any such other actions as may be reasonably requested to consummate the transactions contemplated by this Agreement.

6.5     Headings. The sections and headings contained in this Agreement are for reference purposes only, and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

6.6     Counterparts. This Agreement may be executed in any number of counterparts, by way of email and/ or facsimile, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6.7     Governing Law. The parties hereto irrevocably agree that the courts of New York shall have exclusive jurisdiction to settle any claim, dispute or difference arising out of or in connection with this Agreement, including any question in relation to its existence, validity or termination or the legal relationships established by this Agreement (the "Proceedings"). This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, with regards to its validity and performance, and without giving effect to the conflicts of law principles thereof.

6.8     Severability. If any term or provision of this Agreement shall, to any extent, be found by any court to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

6.9     Amendments. This Agreement may not be modified or amended in any way, except by an instrument or instruments in writing executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

TOLEDO ADVISORS LLC

By: ______________________
Title: _____________________

SELLER:

F&S CAPITAL PARTNERS LTD

By: ______________________
Title: _____________________

ACCEPTED AND AGREED:

NEWLEAD HOLDINGS LTD.

By: Michael S. Zolotas
Title: President, Chairman & CEO

NON-AFFILIATION LETTER

August 27, 2015

Counsel to New Lead Holdings, Ltd. Counsel to Toledo Advisors, LLC Gentlemen:

Please let this letter serve as confirmation that F&S Capital Pa1tners, Ltd. is not now, and has not been during the preceding 90 days, an officer, director, 10% or more shareholder NewLead Holdings, Ltd. or in any other way an "Affiliate" (as this term is defined in Rule 144(a)(l) adopted pursuant to the Securities Act of 1933, and as has been amended from time to time) of said issuer.

Very truly yours,

F&S Capital Partners Ltd.

By: _____________________
Title: ____________________

EXHIBIT A

WIRE INSTRUCTIONS FOR SELLER

PLEASE WIRE YOUR FUNDS TO THE FOLLOWING

Bank:

Routing No.:

Account No.:

Credit:

Bank Address:

Seller Add ress:

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